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Exhibit 8.1

List of Significant Subsidiaries

        The following table lists the Registrant's significant subsidiaries, as defined in Rule 1-02(w) of Regulation S-X, as at December 31, 2003. The table includes the legal name of the subsidiary and its jurisdiction of incorporation

Name
Call Tel Corporation (Panama)
GFN Comunicaciones, S. A. (Dominican Republic)
TCN Dominicana, S. A. (Dominican Republic)
TRICOM Centroamérica, S. A. (Panama)
TRICOM Latinoamérica, S. A. (Cayman Islands)
TRICOM USA, Inc. (Delaware)

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List of Significant Subsidiaries